[Ropes & Gray LLP Letterhead]



As of April 1, 2009





BACAP Alternative Multi-Strategy Fund, LLC
40 West 57th Street
New York, NY 10019

Excelsior Directional Hedge Fund of Funds (TI), LLC
225 High Ridge Road
Stamford, CT 06905

         Re: Reorganization of BACAP Alternative Multi-Strategy Fund into Excelsior Directional Hedge Fund of Funds (TI)
              -------------------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel for BACAP Alternative Multi-Strategy Fund, LLC, a Delaware limited liability company (the "BACAP Fund"), in connection with the acquisition today by Excelsior Directional Hedge Fund of Funds (TI), LLC, a Delaware limited liability company (the "Excelsior Fund"), of the assets of the BACAP Fund, pursuant to the Agreement and Plan of Acquisition dated March 27, 2009 (the "Plan of Acquisition") among: the BACAP Fund; the Excelsior Fund; Excelsior Directional Hedge Fund of Funds Master Fund, LLC, a Delaware limited liability company; Banc of America Investment Advisors, Inc., a Delaware corporation; and U.S. Trust Hedge Fund Management, Inc., a North Carolina corporation. Under the Plan of Acquisition the Excelsior Fund agreed to acquire, and the BACAP Fund agreed to transfer to the Excelsior Fund, all the assets of the BACAP Fund, in exchange for the assumption by the Excelsior Fund of stated liabilities of the BACAP Fund and for interests in the Excelsior Fund. In rendering our opinion, we have examined such documents and have made such inquiries as were necessary or appropriate to enable us to render this opinion, and we have based this opinion in part on certain facts, beliefs, expectations and statements as to facts, beliefs and expectations as provided by one or both of you to us, including as stated in the Proxy Statement. Terms defined in the Plan of Acquisition and not otherwise defined herein are used herein with the meanings so defined.

         Based on the foregoing and on the basis of the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, current administrative rules and court decisions, we hereby confirm to you that (a) the statements under the caption "Certain Federal Income Tax Consequences" and (b) other statements regarding taxation in the fourth paragraph of the caption labeled "General," in each case in Section II of the Proxy Statement ("The Proposal - Reorganization of BACAP Fund into Excelsior Fund"), insofar as, in each case, such statements


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constitute a summary of matters of United States federal income tax law (and do not relate to (i) any beliefs, expectations or legal conclusions (or statements as to such beliefs, expectations or legal conclusions) of any of the Funds or of the Investment Advisers or propriety of their tax allocation methodologies, or
(ii) any factual matters or matters involving both fact and law), are, taken together, in general materially correct descriptions of applicable law.

         This opinion is furnished by us to you solely for your benefit and may not be relied on by any person other than you.

         IRS CIRCULAR 230 NOTICE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS, YOU ARE HEREBY NOTIFIED THAT THE DISCUSSION OF U.S. FEDERAL TAX MATTERS SET FORTH IN THE PROXY STATEMENT WHICH IS THE SUBJECT OF THIS OPINION
(I) IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTION OR MATTER ADDRESSED THEREIN, AND (II) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING U.S. TAX PENALTIES. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER'S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Very truly yours,


/s/ Ropes & Gray LLP
--------------------------
Ropes & Gray LLP





















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